UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

_____________________

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2014

PUBLIC STORAGE

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-33519	95-3551121
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Western Avenue, Glendale, California	91201-2349
(Address of Principal Executive Offices)	(Zip Code)

(818) 244-8080

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)


[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On February 19, 2014 Steven M. Glick, currently Senior Vice President, Chief Legal Officer and Corporate Secretary, notified Public Storage that he had decided for personal reasons to leave the company and that his departure from the company is expected by early March 2015.

(e) In connection with Mr. Glick’s departure from the company, Public Storage entered into an Employment Agreement and General Release (the “Agreement”) with Mr. Glick, dated February 19, 2014. The Agreement provides that Mr. Glick’s employment will continue through 11:59 p.m. (Pacific time) March 2, 2015 (the “Termination Date”), unless terminated earlier pursuant to the terms of the Agreement. From February 19, 2014 until December 31, 2014, Mr. Glick’s employment will continue according to the same terms, conditions, duties, policies, compensation, incentives, and benefits as immediately prior to February 19, 2014.  From January 1, 2015 until the Termination Date, Mr. Glick’s employment work schedule shall be reduced such that he shall perform work for Public Storage on an as needed basis not to exceed 20 hours per week at an agreed hourly rate for any such work performed.  Assuming Mr. Glick is continuously employed through the Termination Date, he will continue to be entitled to any restricted share units and stock options that would vest up to and including the Termination Date, and will, subject to certain conditions, also receive cash payments totaling $500,000 (less applicable withholdings) in connection with his 2014 bonus and his departure from Public Storage.

The foregoing description of the Agreement is qualified in its entirety by reference to the copy of the Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

(c)	Exhibits

Exhibit 10.1—Employment Agreement and General Release dated as of February 19, 2014 between Public Storage and Steven M. Glick.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   February 24, 2014

PUBLIC STORAGE

By:	/s/ John Reyes
John Reyes
Chief Financial Officer